SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 5, 2005

Date of Report
(Date of earliest event reported)

AUTOZONE, INC.
(Exact name of registrant as specified in its charter)

Nevada	1-10714	62-1482048
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

123 South Front Street
Memphis, Tennessee 38103
(Address of principal executive offices) (Zip Code)

(901) 495-6500
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Precommencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Precommencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

        On April 5, 2005, AutoZone, Inc. (the “Company”) notified Fleet National Bank, Administrative Agent under the Company’s 5-Year Credit Agreement and 364-Day Credit Agreement (each as hereinafter defined), that, as permitted under such agreements, the Company is requesting the Lenders to extend the termination date of the 364-Day Credit Agreement for an additional period of 364 days, to May 15, 2006, and to extend the termination date of the 5-Year Credit Agreement for an additional period of one year, to May 17, 2010.

        The 5-Year Credit Agreement is that Amended and Restated 5-Year Credit Agreement dated as of May 17, 2004, among AutoZone, Inc., as Borrower, the several Lenders from time to time party thereto, and Fleet National Bank as Administrative Agent. The 364-Day Credit Agreement is that Amended and Restated 364-Day Credit Agreement dated as of May 17, 2004, among AutoZone, Inc., as Borrower, the several Lenders from time to time party thereto, and Fleet National Bank as Administrative Agent. The 5-Year Credit Agreement and the 364-Day Credit Agreement are exhibits to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 7, 2004.

        The 364-Day Credit Agreement provides that the Company may, no earlier than 60 days and no later than 30 days prior to the termination date, by notice to the Administrative Agent, make written request of the Lenders to extend such termination date for an additional period of 364 days. Each Lender, in its sole discretion, will make a determination not more than 30 days nor less than 25 days prior to such termination date as to whether or not it will agree to extend the termination date as requested. If one or more Lenders fail to agree to the requested extension (the “Disapproving Lenders”), then the Company may elect to either (A) continue the credit facility at the same level of commitments by replacing each of the Disapproving Lenders in accordance with the terms of the 364-Day Credit Agreement, or (B) provided that the requested extension is approved by Lenders holding more than 50% of the commitments under the 364-Day Credit Agreement (including any replacement lenders that replace a Disapproving Lender, the “Approving Lenders”), extend and continue the credit facility at a lower aggregate amount equal to the commitments held by the Approving Lenders. The termination date relating to the commitments held by any Disapproving Lenders (other than those who were replaced) will remain as now in effect, and the termination date relating to the commitments held by the Approving Lenders will be extended by an additional period of 364 days.

        The 5-Year Credit Agreement provides that the Company may, simultaneously with the first request for an extension of the termination date of the 364-Day Credit Agreement, by notice to the Administrative Agent, make written request of the Lenders to extend the termination date under the 5-Year Credit Agreement for an additional period of one (1) year. Each Lender, in its sole discretion, will make a determination not more than 30 days nor less than 25 days prior to the applicable termination date of the 364-Day Credit Agreement as to whether or not it will agree to extend the termination date as requested. If one or more Lenders fail to agree to the requested extension (the

“Disapproving Lenders”), then the Company may elect to either (A) continue the credit facility at the same level of commitments by replacing each of the Disapproving Lenders in accordance with the terms of the 5-Year Credit Agreement, or (B) provided that the requested extension is approved by Lenders holding more than 50% of the commitments under the 5-Year Credit Agreement (including any replacement lenders that replace a Disapproving Lender, the “Approving Lenders”), extend and continue the credit facility at a lower aggregate amount equal to the commitments held by the Approving Lenders. The termination date relating to the commitments held by any Disapproving Lenders (other than those who are replaced) will remain as now in effect, and the termination date relating to the commitments held by the Approving Lenders shall be extended by an additional period of one (1) year. The letter of credit obligations of any Disapproving Lenders whose commitments are terminated on the original termination date will automatically be allocated among the Approving Lenders and any applicable replacement lenders.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTOZONE, INC.

By:	/s/ Michael G. Archbold
Michael G. Archbold
Executive Vice President and Chief Financial Officer Customer Satisfaction

Dated: April 5, 2005